Exhibit 99.1

Contacts:

For More Information:

CCG Investor Relations	Applied Imaging Corp.
Crocker Coulson, President	Terry Griffin, Chief Financial Officer
10960 Wilshire Boulevard, Suite 2050	120 Baytech Drive,
Los Angeles, CA 90024	San Jose, CA 95134
(310) 231-8600	(408) 719-6400
crocker.coulson@ccgir.com	tgriffin@aicorp.com

FOR IMMEDIATE RELEASE:

Applied Imaging Corp. Receives Nasdaq Delisting Notification for Minimum

Stockholders’ Equity Deficiency

* Company Intends to Appeal

SAN JOSE, Calif., December 12, 2005— Applied Imaging Corp. (Nasdaq: AICX) announced today that the Company received a Nasdaq Staff Determination on December 9, 2005 indicating that the Company fails to comply with the stockholders’ equity requirement for continued listing set forth in Nasdaq Marketplace Rule 4310(c)(2)(B), and that its securities are, therefore, subject to delisting from the Nasdaq SmallCap Market. The Company has requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. There can be no assurances the Panel will grant the Company’s request for continued listing.

About Applied Imaging

Applied Imaging Corp., based in San Jose, California, is the leading supplier of automated imaging and image analysis systems for the detection and characterization of chromosomes and molecular markers in genetics and pathology applications. The Company develops, manufactures and markets a range of scanning and image analysis systems for both conventional (brightfield) and fluorescent microscopic analysis of cellular and tissue specimens. Products are sold to hospital laboratories, cancer centers, prenatal clinics and research institutions for both research and clinical purposes. The Company has installed over 4,000 of its systems in over 1000 laboratories in more than 60 countries around the world. Beyond its core business, through its wholly-owned subsidiary, CTC, Inc., the Company is also developing a system for the detection, quantification and characterization of tumor cells in the blood of cancer patients.

More information about Applied Imaging can be found at www.aicorp.com.